Exhibit 3.1

Certificate of Incorporation

OF

The Sustainable Green Team, Ltd.

-a Delaware Corporation-

I, the undersigned, being the original Incorporation herein named, for the purpose of forming a corporation under the Delaware General Corporation Law, do herein state:

FIRST

The name of the Corporation is The Sustainable Green Team, Ltd..

SECOND

The address of the registered office of the Corporation in the State of Delaware is: 16192 Coastal Highway, Lewes, Delaware 19958 and the name of the registered agent to the Company in the State of Delaware at such address is Harvard Business Services, Inc., County of Sussex.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH

A.	Authorization of Stock.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock” The total number of shares that the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000).The total number of shares of Common Stock authorized to be issued is Two Hundred Forty Five Million (245,000,000), par value $0.0001 per share (the “Common Stock”). The total number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $0.0001 per share (the “Preferred Stock”), of which One Hundred (100) shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”), with the remaining Four Million Nine Hundred Ninety Nine Thousand (4,999,000) shares of Preferred stock authorized and undesignated. The Board of Directors is authorized to establish, from the authorized and unissued shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers (full or limited or no voting powers), such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock and as set forth below, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:57 PM 12/31/2019
FILED 06:57 PM 12/31/2019
SR 20200004269 - File Number 7698114

B.	Series A Preferred Stock.

Section 1. Designation anti Amount. The Corporation has authorized 5,000,000 shares of preferred stock, par value $0.0001, and of those shares, One Hundred (100) shares are hereby designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

Section 2. Voting Rights. Except as otherwise required by law, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter; with each share casting a vote equal to: the quotient of the sum of all outstanding shares of common stock together with any and all other securities of the Corporation that provide for voting on an “as converted” basis, divided by 0.99. The Corporation may not authorize any additional shares of Series A Preferred Stock or authorize and designate any other Class or Series of Preferred Stock that have Voting Rights in pari passu with or greater than the Voting Rights accorded to the holders of the Corporation’s Series A Preferred Stock. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 3. No Impairment. Unless specifically approved by the holders of the Series B Preferred Stock, the Corporation shall not intentionally take any action which would impair the rights and privileges of the Series A Preferred Stock set forth herein or the rights of the Holders thereof. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the Voting Rights of the holders of the Series A Preferred Stock against impairment.

Section 4. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Preferred Stock Original Issue Date (as defined below) effect a subdivision or stock dividend with respect to its outstanding capital stock, the Series A Preferred Stock votes per share in effect immediately before that subdivision shall be proportionately decreased so that be number of votes remain constant. Any adjustment under this subsection shall become effective at the close of business on the date the subdivison or combination becomes effective. “Series A Original Issue Date” means the date on which the first share of Series A Preferred Stock was issued. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the capital stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible into a kind and amount of securities that are substantially the same as the shares of Series A Preferred Stock; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

Section 5. No Other Rights or Preferences. Except for Voting Rights and the rights set forth in this Article IV(B), the holders of Series A Preferred Stock shall have no other rights, privileges or preferences.

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FIFTH

The name and address of the incorporator is Anthony Raynor, whose address is: 203 West 1st Street, Apopka FL 32703.

SIXTH

A. Management by Board of Directors. The Company shall be managed by the Board of Directors, which stall exercise all power under the laws of the State of Delaware, including, without limitation, the power to make, alter, or repeal the Company’s Bylaws.

B. Number of Directors. The number of directors shift be (i) fixed at not less than one and not greater than nine, and (ii) thereafter be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the tine any such resolution is presented to the Board of Directors for adoption).

C. Appointment of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increased in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the shareholders) may be filled only by a majority vote of the directors then in office though less than quorum, the directors so chosen shall hold office until the next annual meeting shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, than outstanding, any directors, or the entire Board of Directors may be removed from office at any tine, with cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then out standing shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board of Directors resulting from such removal may be filled by (1) the shareholders at a special meeting of the shareholders, by the vote of the holders of a majority of the shares entitled to vote at such meeting, or by a majority of the directors then in office, though less than a quorum. Directors so chosen shall hold office until the next annual meeting of shareholders.

SEVENTH

The Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation. Any adoption amendment or repeal of bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors(whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors, though less than a quorum).

EIGHTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

3

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH

The Corporation reserves the right to amend or repeal any provision contained in tins Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon shareholders are granted subject to this reservation.

IN WITNESS WHEREOF, this Certificate has been signed by its duly authorized incorporator, Anthony Raynor, on this 31th day of December, 2019.

By:	/s/ Anthony Raynor
Anthony Raynor, Incorporator

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State of Delaware
Secretary of State
Division of Corporations
Delivered 04:08 PM 04/13/2021
FILED 04:08 PM 04/13/2021
SR 20211280765 - File Number 7698114

STATE OF DELAWARE

CERTIFICATE OF RESIGNATION OF

REGISTERED AGENT WITHOUT APPOINTMENT

OF A SUCCESSOR REGISTERED AGENT

Pursuant to the provisions of Section 136 of Title 8 of the Delaware General Corporation Law, the undersigned agent for service of process, in order to resign as agent without appointment of a successor agent, hereby certifies that:

1.	The name of the Corporation is SUSTAINABLE GREEN TEAM, LTD..

2.	The name of the resigning agent is HARVARD BUSINESS SERVICES, INC.

3.	That written notice of resignation was given to the affected Corporation at least 30 days prior to the filing of the certificate by mailing or delivering such notice to the Corporation at its address last known to the registered agent on 11/05/2020.

4.	The undersigned registered agent has submitted the last provided communications contact information to the Secretary of State as required by Section 136 of Title 8.

By:	/s/ Michael J. Bell
Name:	Michael J. Bell
Title:	President of
HARVARD BUSINESS SERVICES, INC.

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